UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 3, 2015

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-36159	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment to Current Report on Form 8-K/A is being filed by Stereotaxis, Inc., a Delaware corporation (the “Company”), solely to incorporate the Item 8.01 information below into the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2015 announcing financial results for the third quarter of fiscal year 2015 (the “Original Report”), which is incorporated herein by this reference.

Item 8.01	Other Events

On November 3, 2015, the Company announced the following 2015 third quarter and full year financial results:

Third Quarter 2015 Financial Results

•	Revenue for the third quarter of 2015 totaled $9.3 million, a 5% increase from $8.9 million in the prior year third quarter and a 4% decline from $9.7 million in the second quarter 2015. System revenue was $2.3 million, up 5% from $2.2 million in the prior year quarter and down 26% sequentially from $3.1 million in the second quarter. During the third quarter, the Company recognized revenue of $1.7 million on two Niobe ES systems and $0.5 million in Odyssey® solution sales. Recurring revenue was $7.0 million in the third quarter on strong service contract revenue, compared to $6.7 million in the prior year quarter and $6.6 million in the second quarter.

•	The Company generated new capital orders of $3.1 million on two Niobe ES system orders, seven Odyssey solution orders and one Vdrive® system, compared to $1.5 million in the prior year third quarter and $1.6 million in the second quarter. Ending capital backlog for the 2015 third quarter was $3.6 million.

•	Gross margin in the quarter was $6.8 million, or 73.6% of revenue, versus $6.5 million, or 73.6% of revenue, in the third quarter of 2014 and $6.7 million, or 69.5% of revenue, in the second quarter of 2015.

•	Operating expenses in the third quarter were $7.7 million, unchanged from the prior year quarter and a sequential decrease from $8.4 million in the second quarter.

•	Operating loss in the third quarter was $(0.9) million, a 23% improvement over $(1.2) million in the prior year third quarter and a 47% improvement from $(1.7) million in the second quarter.

•	Interest expense was $0.8 million in all three quarters.

•

Net loss for the 2015 third quarter was $(1.0) million, or $(0.05) per share, compared to net income of less than $0.1 million, or $0.00 per share, reported in the third quarter of 2014. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(1.7) million, or $(0.08) per share, for the 2015 third quarter, compared to a net loss of $(2.0) million, or $(0.10) per share, for the 2014 third quarter. The weighted average diluted shares outstanding for the third quarters of 2015 and 2014 totaled 21.1 million and 20.5 million, respectively.

•	Cash burn was less than $0.1 million, compared to $2.3 million in the year ago quarter and $0.9 million in the second quarter.

Nine-Month Financial Results

•	Revenue for the first nine months of 2015 was $28.5 million, up 13% compared to $25.3 million in the first nine months of 2014. System revenue was $8.2 million, a 76% increase compared to $4.7 million in the prior year period. Recurring revenue was $20.2 million, compared to $20.6 million in the prior year period.

•	Gross margin was $20.4 million, or 71.8% of revenue, compared to $19.3 million, or 76.5% of revenue, in the first nine months of the prior year.

•	Operating expenses were $24.5 million, a 2% decrease from $25 million in the same period of 2014.

•	Operating loss was $(4.0) million, a 29% improvement, compared to $(5.7) million in the first nine months of 2014.

•	Interest expense was $2.5 million in both the first nine months of 2015 and 2014.

•	Net loss was $(5.7) million for the first nine months of 2015, or $(0.27) per share, a 6% improvement compared to $(6.1) million, or $(0.31) per share, for the comparable period in 2014. Excluding mark-to-market warrant revaluation, the year-to-date 2015 net loss would have been $(6.5) million, or $(0.31) per share, compared to $(8.2) million, or $(0.41) per share, in 2014.

Financial Position

At September 30, 2015, Stereotaxis had cash and cash equivalents of $3.6 million, unchanged from June 30, 2015, with unused borrowing capacity of $5.8 million on its revolving line of credit with Silicon Valley Bank. During the quarter, the Company raised $0.3 million through its Controlled Equity Offering. Proceeds from the Company’s recent warrants offering, which grossed $0.3 million, will be recognized in the fourth quarter. Cash burn for the first nine months of 2015 was $4.3 million compared to $7.8 million in the first nine months of 2014. At September 30, 2015, total debt was $18.3 million related to HealthCare Royalty Partners long-term debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: November 4, 2015	By:	/s/ Karen Witte Duros
	Name:	Karen Witte Duros
	Title:	Sr. Vice President, General Counsel